EXHIBIT 23

                             CONSENT OF KPMG LLP




 The Board of Directors and Shareholders
 Wells-Gardner Electronics Corporation:

 We consent to incorporation by reference in the Registration Statements on Form S-8 (#2-72090, #2-09137, #33-63920, #33-61535, #33-02981, and #333-
 72629) of Wells-Gardner Electronics Corporation of our reports dated February 2, 2001, relating to the consolidated balance sheets of Wells-Gardner Electronics Corporation as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which reports are included in or incorporated by reference in the December 31, 2000 annual report on Form 10-K of Wells-Gardner Electronics Corporation.





 Chicago, Illinois
 March 16, 2001